Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 FIRST QUARTER RESULTS

Provides Second Quarter Fiscal 2009 Guidance

Minneapolis, MN, June 26, 2008 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2009 first quarter ended May 31, 2008.

First Quarter Highlights

•                  Total sales for the quarter ended May 31, 2008 were $159.6 million compared to $149.4 million for the quarter ended June 2, 2007.

•                  Same-store sales for the quarter ended May 31, 2008 were flat as compared to the quarter ended June 2, 2007.

•                  Net income for the first fiscal quarter ended May 31, 2008 was $11.3 million or $0.32 per diluted share. This compares to $11.7 million or $0.32 per diluted share in the year ago period.

First Quarter Results

Total sales for the quarter ended May 31, 2008 were $159.6 million compared to $149.4 million for the quarter ended June 2, 2007. Same-store sales for the quarter ended May 31, 2008 were flat compared to the quarter ended June 2, 2007.

Merchandise buying and occupancy expense was $90.5 million or 56.7% of sales this fiscal quarter compared to $86.9 million or 58.2% of sales in last year’s first quarter. The largest contributor to improvement in merchandise buying and occupancy expenses as a percent of sales was higher merchandise margins resulting from improved full price selling.

First quarter selling, general and administrative (“SG&A”) expenses were $44.8 million, or 28.1% of sales this fiscal quarter, compared to $39.1 million or 26.2% of sales in the first quarter of last year. Among the larger expense items which contributed to the higher SG&A rate as a percent of sales were a planned increase in marketing expense, higher performance-based bonus and incentive compensation, and an increase in self-insured medical claims. In addition, with flat same-store sales there was a general deleveraging of most other SG&A expenses.

The Company’s first quarter net income was $11.3 million or $0.32 per diluted share. In last year’s first quarter, the Company had net income of $11.7 million or $0.32 per diluted share.

At the end of the fiscal quarter, the Company had $91.5 million in cash, cash equivalents and short-term investments. This compares to $96.6 million in cash, cash equivalents and short-term investments as of the end of the comparable quarter last year.

The Company operated 850 stores as of May 31, 2008 as compared to 801 stores at June 2, 2007.

Lorna Nagler, President and Chief Executive Officer, commented, “We delivered first quarter earnings above our previously announced guidance, despite the difficult retail environment, and were pleased with the results of our second Friends and Family event held in April. In addition, we drove higher merchandise margins as we maintained tight inventory controls, which allowed for more full-priced selling.”

“For the second quarter, based on our June to-date sales and traffic trends, and the assumption that the current economic environment will not improve, we believe it is reasonable to plan for a high single digit decline in same-store sales. As we look ahead, we plan to maintain disciplined inventory and expense controls, as well as prudently manage our promotional activities.

We believe that our strong balance sheet and the strategic investments we are making in our business will position us for improved performance when economic conditions become more favorable.”

Second Quarter Guidance

For the second quarter of fiscal 2009, the Company currently estimates that earnings per diluted share will range from $0.00 to $0.03. This compares to earnings per diluted share of $0.09 in fiscal 2008. The Company’s outlook for the second quarter of fiscal 2009 reflects the expectation of same-store sales in the negative high single digit range versus the same period last year. It also reflects our expectation that the current macroeconomic and consumer environment will remain difficult, adversely impacting store traffic and resulting in a highly promotional retail environment.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 26, 2008, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 10, 2008. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until July 3, 2008. This call may be accessed by dialing (888) 203-1112 and using password 9698249.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based retailer of women’s apparel. The Company currently operates 850 stores consisting of 551 Christopher & Banks stores, 263 C.J. Banks stores and 36 Acorn stores and online stores at www.christopherandbanks.com and www.cjbanks.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding (i) the Company’s anticipated second quarter same-store sales performance; (ii) the Company’s anticipated second quarter earnings per diluted share; (iii) the Company’s plans to maintain disciplined inventory and expense controls and prudently manage promotional activities, and (iv) the ability of its infrastructure investments to position the Company for future improved performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) competitive influences, including promotional and pricing competition and the lack of acceptance of the Company’s merchandise offerings; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs and the ability to maintain the value of its brands; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions, including the impact of higher fuel, energy and food prices, and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; (ix) risks associated with the performance and operations of the Company’s Internet operations; (x) risks associated with a failure by independent manufacturers to comply with or meet the Company’s quality, product standards or social practice requirements; (xi) our ability to open and operate stores successfully and the potential lack of availability of suitable store locations on acceptable terms; and (xii) other risks and uncertainties described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are urged to carefully consider all such factors.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume or undertake any obligation to update or revise any forward-looking statement at any time for any reason.

###

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED

MAY 31, 2008 AND JUNE 2, 2007

(in thousands, except per share data)

	Quarter Ended
	May 31,	June 2,
	2008	2007

Net sales	$159,643	$149,371

Costs and expenses:
Merchandise, buying and occupancy	90,473	86,916
Selling, general and administrative	44,813	39,079
Depreciation and amortization	6,458	5,295
Total costs and expenses	141,744	131,290

Operating income	17,899	18,081

Interest income	827	1,059

Income before income taxes	18,726	19,140

Income tax provision	7,453	7,465

Net income	$11,273	$11,675

Basic earnings per share:
Net income	$0.32	$0.32

Basic shares outstanding	35,071	36,190

Diluted earnings per share:
Net income	$0.32	$0.32

Diluted shares outstanding	35,138	36,305

Dividends per share	$0.06	$0.06

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 31,	June 2,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$88,033	$52,179
Short-term investments	3,500	44,425
Merchandise inventories	42,103	58,830
Other current assets	22,924	19,749
Total current assets	156,560	175,183

Property, equipment and improvements, net	135,225	129,630

Other assets:
Long-term Investments	19,988	—
Goodwill	—	3,587
Other	6,196	1,973
Total other assets	26,184	5,560

Total assets	$317,969	$310,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,347	$13,646
Accrued liabilities	37,847	29,074
Total current liabilities	48,194	42,720

Other liabilities:
Deferred lease incentives	25,258	22,678
Other	15,906	14,770
Total other liabilities	41,164	37,448

Stockholders’ equity:
Common stock	452	451
Additional paid-in capital	110,987	107,325
Retained earnings	231,092	223,004
Common stock held in treasury	(112,859)	(100,575)
Accumulated other comprehensive income (loss)	(1,061)	—
Total stockholders’ equity	228,611	230,205

Total liabilities and stockholders’ equity	$317,969	$310,373